UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
______________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 11, 2010

FOUR RIVERS BIOENERGY INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-31091	980442163
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14 South Molton Street, 3rd Floor London, United Kingdom	W1K 5QP
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number: (International Country Code: 44) 1642 674085

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction .2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into Material Definitive Agreement.

On December 11, 2010, Four Rivers Bioenergy Inc. (“Company”), through its subsidiary, entered into a contract to sell approximately 220 acres of its 437 acre plot of land in Kentucky for total cash consideration of $1,500,000. The carrying value of the land being sold in the Company’s financial records is approximately $1.8 million. The Company is retaining approximately 217 acres of land which is zoned for industrial development and includes riverside frontage.

The purchaser has paid a contract deposit of $225,000, into an escrow account, which shall be paid as liquidated damages to the Company in the event that the purchaser defaults. The balance of the purchase price, equal to $1,275,000, is payable to the Company on or before January 10, 2011. The contract is subject to certain conditions which may void the contract or reduce the purchase price.

The proceeds from the sale, net of expenses and taxes, will be used to repay a $500,000 loan, which is secured by a mortgage over the land being sold that is redeemable upon sale without premium or penalty.  The balance of the purchase price of approximately $900,000, will be used for working capital purposes, primarily to continue the final phase of the development program at the Company’s UK waste to energy plant.

Item 9.01  Financial Statements and Exhibits.

10.1

Executed Real Estate Purchase Contract between the Company and Western Rivers Boat, Management, Inc., dated December 11, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 16, 2010	FOUR RIVERS BIOENERGY INC.

	By:	/s/ Martin Thorp
Name: Martin Thorp
Title: Chief Financial Officer